Exhibit 10.1

July 20, 2018
Mr. Chad A. Carlson

Dear Chad:
We want to reach out and thank you for your service as Chief Executive Officer of StarTek, Inc. (“StarTek”). As we move into the future together, we want to memorialize our discussions regarding your removal by StarTek from the position of Chief Executive Officer and transition into a new role as Chief Innovation Officer (reporting to the Chief Executive Officer), effective from July 20, 2018 through January 20, 2019 (the “CIO Term”), and to confirm the treatment of such removal and transition under your amended and restated employment agreement dated as of June 24, 2011, as further amended on February 12, 2016 (your “employment contract”). It is understood that, absent earlier termination or written agreement between us to extend your employment, your employment with StarTek will terminate at the end of the CIO Term on January 20, 2019.
We appreciate your knowledge and understanding of StarTek and feel that your continued involvement during the transition into the company’s next phase, including the integration of a new Chief Executive Officer, is important to the company’s future success. As such, for the CIO Term, we will pay you the same base salary compensation (payable in accordance with normal StarTek payroll practices) in effect as of July 20, 2018 and provide health and welfare benefits that you are entitled to under your employment contract, to the extent that you continue to be employed by StarTek. Additionally, StarTek will pay you an amount equal to your annual target bonus prorated for the 6 month CIO Term (equivalent to a payment of $257,500) on August 3, 2018 provided that (i) you are still employed by StarTek on such date, or (ii) your employment with StarTek was terminated without Cause prior to such date. Such bonus would be subject to applicable Deductions.
We acknowledge that the consummation of the transactions contemplated by the Transaction Agreement dated March 14, 2018 (and as amended July 3, 2018) by and among StarTek, CSP Alpha Midco Pte Ltd, and CSP Alpha Holdings Parent Pte Ltd., constituted a Change of Control under your employment contract and that the above positional change provides you the right to terminate your employment for Good Reason. In such instance, and subject to your execution of a Release (as defined in the employment contract) and written acknowledgment of your continuing obligations under your Proprietary Information Agreement (the “Severance Condition Items”), you would be entitled to the Change of Control Severance Benefits under your employment contract, which is as follows:

(a)	the equivalent of 24 months of your annual base salary as in effect immediately prior to your termination date, payable in a lump sum no later than sixty (60) days after the termination date;

(b)	a lump sum amount equal to your annual bonus for the year which the termination occurs, prorated for time, payable no later than sixty (60) days after your termination date; and

(c)
provided that you are eligible for and timely elect continuation of health insurance pursuant to COBRA, for a period of 18 months, StarTek shall also reimburse you for a portion of the cost of your COBRA premiums that is equal to, and does not exceed, StarTek’s monthly percentage contribution towards your health benefit premiums as of your termination date (provided, however, that StarTek’s obligation to provide such reimbursement may cease earlier as provided in the employment contract if you obtain other group health insurance coverage).

For avoidance of doubt, and for purposes of the severance to be paid below, we agree that gross lump sum amount of the Change of Control Severance Benefits referenced in (a) and (b) above would be $1,030,000 and $0, respectively. Such amounts would be subject to applicable Deductions.
We appreciate that you have agreed to continue employment with StarTek during the CIO Term. In lieu of any other severance you might be entitled to under the employment contract, StarTek will provide you (or, in the event of your death while employed, your estate) the above Change of Control Severance Benefits upon the earlier of (i) your separation of service for any reason from StarTek and (ii) March 15, 2019. You agree to execute the Severance Condition Items at the time of your separation of service from StarTek.
Nothing herein shall affect the transaction bonus payable to you upon the above described Change of Control.
This letter amends your employment contract. Except as set forth in this letter, all terms and conditions of your employment contract remain unchanged and in full force and effect, including, for the avoidance of doubt, Section 9. All references to the “Agreement” in your employment contract refer to your employment contract as amended by this letter. All capitalized terms used but not defined herein have the meaning given to them in your employment contract. This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signature by facsimile or delivery by electronic means shall be effective as an original signature or an original document. Section 14 of your employment contract applies to this letter mutatis mutandis, as if were set forth herein.
We are glad that you decided to stay on to work with us during this exciting transition of StarTek.

Very truly yours,
StarTek, Inc.

/s/ Doug Tackett

Doug Tackett,
Senior Vice President, Chief Legal Officer & Secretary

Agreed and Accepted

/s/ Chad A. Carlson___________________________        July 20, 2018___________________
Chad A. Carlson                        Date